EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

Harman International Industries, Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: The Board of Directors of the Corporation, acting in accordance with Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Article EIGHTH of the Corporation’s Restated Certificate of Incorporation to read in its entirety as follows:

“EIGHTH: Section 1. Number, Election and Terms of Directors. Subject to the rights, if any, of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws of the Corporation. The Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall, until the annual meeting of stockholders to be held in 2013, be classified with respect to the time for which they severally hold office into three classes, as nearly their equal in number as possible, as shall be provided in the manner specified in the By-Laws of the Corporation. The term of office for the class of Directors elected in 2008 shall expire at the annual meeting of stockholders to be held in 2011, the term of office for the class of Directors elected in 2009 shall expire at the annual meeting of the stockholders to be held in 2012, and the term of office for the class of Directors elected in 2010 shall expire at the annual meeting of stockholders to be held in 2013, with the members of each class to hold office until their successors are elected and qualified. Commencing at the annual meeting of stockholders to be held in 2011, Directors chosen to succeed those whose terms are then expired shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election and until their successors are elected and qualified. Commencing with the annual meeting of the stockholders of the Corporation to be held in 2013, the classification of the Board of Directors shall terminate and all Directors shall be of one class.

Section.2. Stockholder Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in the By-Laws of the Corporation.

Section 3. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of until the next annual meeting of stockholders and until such Director’s successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of an incumbent Director.

Section 4. Removal. Subject to the rights, if any, of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, any Director may be removed from office only for cause and by the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

Section 5. Amendment, Repeal or Alteration. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding shares of the capital stock of the Corporation entitled to vote in the election of Directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with, this Article Eighth.”

SECOND: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted at the Annual Meeting of Stockholders held on December 7, 2011 in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 12th day of December 2011.

By:	/s/ Marisa Iasenza
Name:	Marisa Iasenza
Title:	Vice President, Legal – Professional & Securities and Secretary

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